Exhibit 99.1

FOR IMMEDIATE RELEASE

NEPHROS RECEIVES NON-COMPLIANCE NOTIFICATION FROM AMEX

NEW YORK - September 18, 2008 - Nephros, Inc. (AMEX:NEP) today announced that the Company has received notice from the staff of the American Stock Exchange (AMEX) indicating that the Company is not in compliance with certain conditions of the continued listing standards of Section 1003 of the AMEX Company Guide. Specifically, AMEX noted the Company’s failure to comply with Section 1003(a)(iii) of the AMEX Company Guide relating to stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years. The notice was based on a review by the AMEX of publicly available information. As the Company reported it its Quarterly Report on Form 10-Q filed on August 14, 2008, it had total stockholders’ equity of approximately $4.8 million at June 30, 2008.

The Company has been afforded the opportunity to submit a plan of compliance to the AMEX by October 13, 2008 advising AMEX of the actions the Company has taken, or will take, that would bring it into compliance with the continued listing standard identified above by April 30, 2009. If AMEX accepts the plan, then the Company may be able to continue its listing during the plan period up to April 30, 2009, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the plan. If AMEX does not accept the Company’s plan, or even if accepted, if the Company is not in compliance with the continued listing standards at the end of the plan period or the Company does not make progress consistent with the plan during such period, then AMEX may initiate delisting proceedings.

The Company is considering what actions it may take to regain compliance with the AMEX listing standards and intends to submit a compliance plan to the AMEX staff in a timely manner.

About Nephros Inc.

Nephros, Inc., headquartered in New York, is a medical device company developing and marketing products designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient, while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. Nephros products are sold and distributed throughout Europe and are currently being used in over fifty clinics in Europe.

Nephros also markets a line of water filtration products incorporating its patented dual stage cold sterilization filtration technology, the Dual Stage Ultrafilter (DSU), which produces biologically safe water. The DSU has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses, parasites, and other biotoxins as well. The DSU is in pilot-use programs at several U.S. medical centers and has been selected for further development by the U.S. Marine Corps.For more information on Nephros please visit the Company’s website, at www.nephros.com.

Forward-Looking Statements

Statements in this news release that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such statements may be preceded by words such as “may,” “plans,” “expects,” “believes,” “hopes,” “potential” or similar words. For such statements, Nephros claims the protection of the PSLRA.

Forward-looking statements are not guarantees of future performance, are based on assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Nephros’s control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that Nephros may not be able: (i) to obtain funding if and when needed or on favorable terms; (ii) to continue as a going concern; (iii) to maintain compliance with the AMEX’s continued listing standards; (iv) to demonstrate in pre-clinical or clinical trials the anticipated efficacy, safety or cost savings of products that appeared promising to Nephros in research or clinical trials; (v) to obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (vi) to have its technologies and products accepted in current or future target markets; or (vii) to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros’ filings with the SEC, including Nephros’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, and Nephros’ Quarterly Report on Form 10-Q for the period ended June 30, 2008. Investors and security holders are urged to read these documents free of charge on the SEC’s website at www.sec.gov. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Gerald J. Kochanski, CFO
Nephros, Inc.
Tel: 212-781-5113